Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Kevin Kaastra
Vice President and Controller
Fremont Michigan InsuraCorp, Inc.
(231) 924-0300

Fremont Michigan InsuraCorp, Inc. Announces 2nd Quarter Earnings

Fremont, Michigan, August 10, 2005 – Fremont Michigan InsuraCorp., Inc. (OTCBB: FMMH) today reported its results of operations for the quarter and six months ended June 30, 2005. For the quarter ended June 30, 2005 the Company reported net income of $939,000, or $1.09 per diluted share, as compared to net income of $921,000 for the quarter ended June 30, 2004. For the six months ended June 30, 2005, the Company reported net income of $1,412,000, or $1.64 per diluted share, as compared to net income of $559,000 for the same period in 2004.

The Company’s book value per share increased to $21.49 at June 30, 2005 from $20.07 at December 31, 2004.

“The Company is pleased with the profitability and the continued growth in our second quarter and year to date direct premiums written which are up 12%. We continue to focus on improving our operating expense ratio. We believe that one of the key factors in reducing our expense ratio is the increased utilization of technology in our distribution and underwriting processes” commented Richard E. Dunning, President and CEO. “We continue to strengthen our information technology infrastructure to make is easier and more efficient for agents to transact business with us. Our emphasis on technological advancements has never been greater and will complement the outstanding personal service that our agents and policyholders have enjoyed for over 129 years.”

Revenue for the second quarter was $10.1 million compared to 2004 second quarter revenue of $6.5 million. Net premiums earned for the second quarter were $9.3 million compared to $6.2 million in 2004. Net premiums earned increased $836,000 during the quarter due to normal volume growth while the remaining increase of $2.3 million is due to the Company no longer ceding earned premium under the quota share reinsurance agreement which was placed into runoff on January 1, 2004.

Net investment income increased 52% to $367,000 as compared to $241,000 in the comparable period in 2004. The increase in investment income is due to increased invested assets attributable to the investment of the proceeds received from the issuance of shares in connection with the demutualization and stock offering completed on October 15, 2004 coupled with lower investment expenses.

During the quarter ended June 30, 2005 the Company reduced the duration in its fixed maturity portfolio from 5.3 years to 4.1 to temper the fluctuations in the market value of the fixed maturity portfolio. Furthermore, the Company continued to shift the composition of its equity portfolio from common stocks to mutual funds. As a result of this activity the Company generated net realized gains of $362,000 during the second quarter.

The Company’s loss ratio for the second quarter in 2005 was 55.5% compared to 52.6% in 2004. During the quarter the Company experienced increased severity in the commercial segment primarily from fire related losses. The Company’s combined ratio for the second quarter was 92.9% compared to 86.6% for the second quarter of 2004.

Revenue for the six month period ended June 30, 2005 was $19.7 million compared to $11.9 million in 2004. Net premiums earned for the six month period were $18.4 million compared to $11.3 million in 2004. Net premiums earned increased $1.3 million during the six month period due to normal volume growth while the remaining increase of $5.8 million is due to the Company no longer ceding earned premium under the quota share reinsurance agreement which was placed into runoff on January 1, 2004.

Net investment income increased 81% to $742,000 as compared to $410,000 in the comparable period in 2004. During the six months ended June 30, 2005 the Company generated net realized gains of $382,000 compared to a net realized loss of $8,000 for the same period in 2004.

The Company’s loss ratio for the six months ended June 30, 2005 was 59.6% compared to 63.6% in 2004. The Company’s combined ratio for the six months ended June 30, 2005 was 94.8% compared to 96.7% for the same period in 2004.

Fremont Michigan InsuraCorp, Inc. is a holding company owning all of the common stock of Fremont Insurance Company. Headquartered in Fremont, Michigan, Fremont Insurance Company is a property and casualty insurer writing personal and commercial lines insurance on risks exclusively located in Michigan through approximately 162 independent agencies. Its products include homeowners, automobile, mobile home, dwelling, farm, commercial, workers compensation and marine.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Operations

	Six Months Ended June 30,
	2005	2004
	(unaudited)	(unaudited)
Revenues:
Net premiums earned	$18,422,167	$11,281,681
Net investment income	741,591	410,191
Net realized gains (losses) on investments	382,420	(8,372)
Other income, net	193,911	186,426

Total revenues	19,740,089	11,869,926

Expenses:
Losses and loss adjustment expenses, net	10,980,836	7,177,050
Policy acquisition and other underwriting expenses	6,484,688	3,728,995
Interest expense	155,041	273,212
Demutualization expenses	—	41,227

Total expenses	17,620,565	11,220,484

Income before federal income tax expense	2,119,524	649,442

Federal income tax expense	707,722	90,000

Net income	$1,411,802	$559,442

Net income per common share:
Basic	$1.64	$—
Diluted	$1.64	$—

Supplementary financial data:
Combined ratio	94.8%	96.7%

	Quarter ended June 30,
	2005	2004
	(unaudited)	(unaudited)
Revenues:
Net premiums earned	$9,311,489	$6,194,533
Net investment income	367,124	241,062
Net realized gains (losses) on investments	362,111	(5)
Other income, net	98,656	94,275

Total revenues	10,139,380	6,529,865

Expenses:
Losses and loss adjustment expenses, net	5,171,843	3,259,773
Policy acquisition and other underwriting expenses	3,479,525	2,103,652
Interest expense	77,435	132,693
Demutualization expenses	—	22,602

Total expenses	8,728,803	5,518,720

Income before federal income tax expense	1,410,577	1,011,145

Federal income tax expense	471,172	90,000

Net income	$939,405	$921,145

Net income per common share:
Basic	$1.09	—
Diluted	$1.09	—

Supplementary financial data:
Combined ratio	92.9%	86.6%

Consolidated Balance Sheet

	June 30, 2005	December 31, 2004
	(unaudited)
Assets

Investments:
Fixed maturities available for sale, at fair value	$38,539,055	$37,205,694
Equity securities available for sale, at fair value	7,905,961	5,071,758
Mortgage loans on real estate from related parties	264,308	136,262

Total investments	46,709,324	42,413,714
Cash and cash equivalents	3,296,077	3,672,254
Receivable from sale of investments	—	739,150
Premiums due from policyholders, net	6,876,150	6,846,286
Amounts due from reinsurers	9,186,349	10,879,642
Accrued investment income	362,331	398,208
Property and equipment, net of accumulated depreciation	819,788	848,103
Deferred policy acquisition costs	2,638,650	2,860,621
Other assets	2,273	3,136

	$69,890,942	$68,661,114

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$20,330,563	$18,972,587
Unearned premiums	19,026,350	19,675,548
Reinsurance funds withheld and premiums ceded payable	2,476,123	3,018,710
Accrued expenses and other liabilities	6,641,658	6,798,772
Surplus notes	2,890,288	2,890,288

Total liabilities	51,364,982	51,355,905

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 862,128 shares issued and outstanding	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,531,913	7,512,913
Retained earnings	10,625,613	9,213,811
Accumulated other comprehensive income:
Net unrealized gains on investments	368,434	578,485

Total stockholders’ equity	18,525,960	17,305,209

Total liabilities and stockholders’ equity	$69,890,942	$68,661,114